Exhibit 23.4

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Avista Healthcare Public Acquisition Corp. on Amendment No. 7 to Form S-4  (File No. 333-221734) of our report dated March 28, 2017, with respect to our audits of the financial statements of Avista Healthcare Public Acquisition Corp. as of December 31, 2016 and 2015 and for the year ended December 31, 2016 and for the period from December 4, 2015 (inception) through December 31, 2015, which report appears in the Proxy Statement/Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Proxy Statement/Prospectus.

/s/ Marcum LLP

Marcum LLP

New York, NY

February 12, 2018